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                                  EXHIBIT 11.0
                          IHOP CORP. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)



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                                                                         Three Months Ended                   Six Months Ended
                                                                              June 30,                            June 30,
                                                                   -----------------------------       ----------------------------
                                                                        1998            1997                1998           1997
                                                                   -------------  --------------       -------------  -------------
NET INCOME PER COMMON SHARE - BASIC

 Weighted average shares outstanding                                     9,838           9,558               9,794          9,522
                                                                       =======          ======             =======         ======

 Net income available to common shareholders                           $ 6,463          $5,038             $11,164         $8,588
                                                                       =======          ======             =======         ======

 Net income per share - basic                                          $   .66          $  .53             $  1.14         $  .90
                                                                       =======          ======             =======         ======

NET INCOME PER COMMON SHARE - DILUTED

 Weighted average shares outstanding                                     9,838           9,558               9,794          9,522
 Net effect of dilutive stock options based on the
   treasury stock method using the average market
   price.                                                                  209             118                 187            101
                                                                       -------          ------             -------         ------
      Total                                                             10,047           9,676               9,981          9,623
                                                                       =======          ======             =======         ======

 Net income available to common shareholders                           $ 6,463          $5,038             $11,164         $8,588
                                                                       =======          ======             =======         ======

 Net income per share - diluted                                        $   .64          $  .52             $  1.12         $  .89
                                                                       =======          ======             =======         ======
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